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                                                         Exhibit 23(a)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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The Board of Directors
Tuesday Morning Corporation:

We consent to incorporation by reference herein of our report dated February 20, 1998, except for the second paragraph of Note 17, as to which the date is March 25, 1999, with respect to the consolidated balance sheet of Tuesday Morning Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the each of the years in the two-year period ended December 31, 1997 which report is included in the Company's prospectus dated April 21, 1999 filed pursuant to Rule 424(b) of the Securities Act of 1933.

                                         /s/ KPMG LLP

Dallas, Texas
November 2, 1999